UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2014

ALERE INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 10, 2014, Alere Inc. (“Alere” or the “Company”) completed the sale of its subsidiary Alere Accountable Care Solutions, LLC (“ACS”) to ACS Acquisition, LLC (the “Purchaser”), pursuant to the terms of a Membership Interest Purchase Agreement among Alere, Alere Health Improvement Company, ACS and Sumit Nagpal. In connection with the sale of ACS, Alere also agreed to sell its subsidiary Wellogic ME FZ – LLC (“Wellogic,” together with ACS, the “ACS Companies”) to the Purchaser, subject to the satisfaction of routine requirements of Dubai law relating to the transfer of equity. The Company expects the closing of the sale of Wellogic to occur during the fourth quarter of 2014. Both ACS and Wellogic were included in the Company’s health information solutions segment. The purchase price for the ACS Companies consists of nominal closing consideration and contingent consideration of up to an aggregate of $7.0 million, consisting of (i) payments based on the gross revenues of the ACS Companies, (ii) payments to be made in connection with financing transactions by the Purchaser or the ACS Companies and (iii) payments to be made in connection with a sale by the Purchaser of the ACS Companies. In connection with the sale, Alere agreed to reimburse the Purchaser for up to $750,000 of the Purchaser’s and the ACS Companies’ transitional expense.

Mr. Nagpal is a director of Wellogic and served as the chief executive officer and a director of ACS until his resignation on September 2, 2014. Mr. Nagpal was also the owner of Method Factory, Inc., the company that sold to Alere in 2011 the business and assets of ACS, and Wellogic prior to its sale to Alere in 2011.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro forma financial information.

The unaudited pro forma consolidated financial information of the Company as of and for the six months ended June 30, 2014 and for the six months ended June 30, 2013 and the years ended December 31, 2013, 2012 and 2011, and the notes related thereto, that give effect to the divestiture of the ACS Companies are attached hereto as Exhibit 99.1.

(d)	Exhibits.

Exhibit No.	Description

99.1	Unaudited pro forma consolidated financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

Date: October 17, 2014	By:	/s/ Jay McNamara
		Name:	Jay McNamara
		Title:	Senior Counsel – Corporate & Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited pro forma consolidated financial information.